Exhibit 10.2

Administrative Regulations for the

Long-Term Incentive Compensation Program

under the United States Steel Corporation 2005 Stock Incentive Plan

As adopted by the Compensation & Organization Committee on November 29, 2005

1.	Administration. The Compensation & Organization Committee (the “Committee”) shall administer the Long-Term Incentive Compensation Program (the “Program”) under and pursuant to its authority as provided in Section 3 of the United States Steel Corporation 2005 Stock Incentive Plan (the “Plan”).

A.	Delegation of Authority. The Committee may delegate to a designated individual (the “Stock Plan Officer”) and to other Officer-Directors and the executive directly responsible for corporate human resources (collectively, the “Senior Officers”) its duties under the Program subject to such conditions and limitations as the Committee shall prescribe, except that only the Committee may designate and grant Awards to Participants. The Committee hereby delegates to the Stock Plan Officer all authority necessary or desirable to administer the Program, including the authority to delegate all or any portion of such authority; provided, however, that such authority is limited as follows: (i) only the Committee may (a) designate and grant Awards to Participants, (b) approve the vesting of Options, Restricted Stock or Performance Awards, (c) adjust the number of Shares pursuant to Section 8 of the Plan, (d) approve or amend the form of Awards, (e) amend outstanding Awards, (f) determine the Performance Goals, measures and other terms associated with Performance Awards or (g) modify or amend these Regulations, including any appendices and schedules attached hereto, and (ii) no delegate of the Stock Plan Officer’s authority may delegate his or her authority. Without limiting the foregoing, the Stock Plan Officer is hereby directed to (x) administer Awards under the Plan, (y) determine whether any Participant has violated any terms and conditions set forth in the Award Agreement so as to warrant cancellation of an Award and upon making such determination, cancel such Award, and (z) maintain appropriate records and establish necessary procedures related to the Plan.

B.	Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.

C.	Compensation Consultant. The Committee may engage a compensation consultant to assess the competitiveness of various target Award levels and advise the Committee.

2.	Participation/Eligibility. All management employees of the Corporation, its Subsidiaries and affiliates are eligible to participate in the Program upon designation by the Committee or Senior Officers (“Participants”).

A.	Executive Management. Employees designated by the Committee to be Executive Management are hereby designated to be Participants. Individuals designated to be Executive Management after the start of a year must wait until the next Award grant date to become eligible for participation.

B.	Rights. No Participant or other employee shall have any claim to be granted an Award under the Program, and nothing contained in the Program or any Award Agreement shall confer upon any Participant any right to continue in the employ of the Corporation, its Subsidiaries or affiliates or interfere in any way with the right of the Corporation, its Subsidiaries or affiliates to terminate a Participant’s employment at any time.

3.	Components of Long-Term Incentives. Award grants may be made in the following forms: Options, Restricted Stock, and Performance Awards.

4.	Options.

A.	Award Grants/Grant Price. The Committee may grant Options to Participants. All Options will be nonstatutory stock options. The exercise price per Share of the Options shall be no less than 100% of the Fair Market Value of the Shares on the date of grant of the Option.

B.	Term. Each Option shall state the period or periods of time during which it may be exercised, in whole or in part. The term of an Option may not exceed ten years.

C.	Vesting. Unless otherwise determined by the Committee Option grants shall vest ratably over three years (1/3 on each of the first, second and third grant date anniversaries), each such year to be considered a “Vesting Year”.

D.	Exercise of Options.

(1)	Effective Date of Exercise. The date of exercise of an Option shall be the business day on which the notice of exercise and payment for Shares being purchased are received by the Stock Plan Officer.

(2)	Payment for Shares Purchased. Unless otherwise determined by the Committee, payment of the purchase price shall be made, at the election of the Participant, in cash or by delivering Shares owned by the Participant and valued at Fair Market Value on the date of exercise, or a combination thereof.

(a)	Overpayment in Previously Owned Shares. If the Fair Market Value of Shares delivered in payment of the purchase price exceeds the purchase price, a certificate, or its equivalent, representing the whole number of excess Shares together with a check, or its equivalent, representing the Fair Market Value of any excess partial Share shall be delivered to the Participant.

(b)	Underpayment in Previously Owned Shares. If the Fair Market Value of Shares delivered in payment of the purchase price is less than the purchase price, the difference shall be delivered by the Participant in cash immediately upon notification of such difference.

(c)	Requirements Relating to Previously Owned Shares. Shares delivered in payment of the purchase price shall be duly endorsed for transfer to the Corporation. If Shares so delivered are not registered in the name of the Participant individually, the Participant shall also provide evidence acceptable to the Stock Plan Officer that such Shares are beneficially owned by the Participant individually.

E.	Post-Termination of Employment Exercise.

(1)	Retirement, Death, Disability, Termination with Consent. Unless otherwise determined by the Committee, a prorated number of the Options scheduled to vest during the Vesting Year will vest, based upon the number of complete months worked during the Vesting Year in which the Participant’s termination of employment occurs by reason of Retirement, death, Disability or Termination with Consent. The prorated award will be calculated and delivered upon such termination. The remaining unvested Option grants are forfeited. Vested options remain exercisable for three years after termination or, if less, until the original expiration date.

(a)	Example: If the 1/3 ratable vesting for Vesting Year 3 is 1000 shares for Award 1, 1000 shares for Award 2, and 1000 shares for Award 3 and if the Participant terminates employment by reason of Retirement six months following the Award 3 grants, the Participant is entitled to vesting of 1/2 of all grants that would have vested at the end of the Vesting Year during which he or she retires (Vesting Year 3 in this example), or 1500 shares. This example focuses only on the shares that would vest during Vesting Year 3; however, another 3000 shares would have vested in the aggregate following Vesting Years 1 and 2, for a total of 4500 shares vesting under the Awards 1, 2 and 3.

(b)	“Disability” shall be determined, for all purposes under the Program, by reference to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(c)	“Retirement” shall mean, for all purposes under the Program, the applicable employee’s termination of employment after having satisfied the age and/or service requirements necessary to commence an immediate pension under the Corporation’s defined benefit pension plan (i.e., 65/5, 62/15, 60/15 or 30-Year retirement options), regardless of whether the employee is a participant in such pension plan; provided, however, such term does not include, unless the Committee consents, retirement under circumstances in which the employee accepts employment with a company that owns, or is owned by, a business that competes with the Corporation, or its Subsidiaries or affiliates.

(d)	“Termination” shall mean the applicable employee’s termination of employment other than by Retirement, death or Disability.

(e)	“Termination with Consent” shall mean Termination at any age with the consent of the Committee. Consent shall be deemed given if the employee incurs a break in continuous service due to layoff or disability as defined under the Corporation’s defined benefit pension plan, regardless of whether the employee is participating in such plan.

(f)	“Termination without Consent” shall mean Termination at any age without the consent of the Committee.

(2)	Termination without Consent and Termination for Cause. Unless otherwise determined by the Committee, unvested Options are forfeited if termination of employment is due to Termination without Consent or Termination for Cause. Vested Options remain exercisable for three years after termination (provided, however, that consent of the Corporation is required in the case of a voluntary termination) or, if less, until the original expiration date.

F.	Change of Control. All Options vest immediately upon a Change of Control, without regard to the Participant’s continued employment or termination thereof. If a Participant’s employment is terminated within three years of a Change of Control, whether voluntarily or involuntarily (except for Cause), each vested Option will remain exercisable until the end of its term.

(1)	Change of Control. For the purposes of these Administrative Regulations, the term Change of Control shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:

(a)	any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from the Corporation or its affiliates) representing twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding voting securities; provided, however, that for purposes of this Agreement the term “Person” shall not include (1) the Corporation or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, or (5) any individual, entity or group involved in the acquisition of the Corporation’s voting securities in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, such individual, entity or group is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the Corporation’s then outstanding voting securities beneficially owned by it on such date; and provided, further, however, that for purposes of this paragraph (a), there shall be excluded any Person who becomes such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph (c) below); or

(b)	the following individuals (the “Incumbent Board”) cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest including, but not limited to, a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)	there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary thereof with any other corporation (a “Business Combination”), other than a merger or consolidation (an “Excluded Transaction”) which would result in:

(i)	at least a majority of the members of the board of directors of the resulting or surviving entity (or any ultimate parent thereof) in such Business Combination (the “New Board”) consisting of individuals (“Continuing Directors”) who were members of the Incumbent Board (as defined in subparagraph (b) above) immediately prior to consummation of such Business Combination or were appointed, elected or recommended for appointment or election by members of the Incumbent Board prior to consummation of such Business Combination (excluding from Continuing Directors for this purpose, however, any individual whose election or appointment, or recommendation for election or appointment, to the New Board was at the request, directly or indirectly, of the entity which entered into the definitive agreement providing for such Business Combination with the Corporation or any direct or indirect subsidiary thereof), unless the Board determines, prior to such consummation, that there does not exist a reasonable assurance that, for at least a two-year period following consummation of such Business Combination, at least a majority of the members of the New Board will continue to consist of Continuing Directors and individuals whose election, or nomination for election by shareholders of the resulting or surviving entity (or any ultimate parent thereof) in such Business Combination, would be approved by a vote of at least a majority of the Continuing Directors and individuals whose election or nomination for election has previously been so approved; or

(ii)	a Business Combination that in substance constitutes a disposition of a division, business unit, or subsidiary; or

(d)	the shareholders of the Corporation approve a plan of a complete liquidation or dissolution of the Corporation or there is consummation of a sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation with respect to which, following such sale or other disposition, more than 50% of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Corporation’s then outstanding voting securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Corporation’s then outstanding voting securities.

5.	Restricted Stock.

A.	Restricted Stock Grants. The Committee may grant Restricted Stock to Participants. A Participant must endorse in blank and return to the Corporation a stock power for each Restricted Stock grant.

B.	Restrictions. During the restriction period a Participant may not sell, transfer, assign, pledge or otherwise encumber or dispose of Shares of the Restricted Stock. During the restriction period a Participant shall have all rights and privileges of a stockholder, including the right to vote the Shares and to receive dividends, except as noted in the preceding sentence and except that any dividends payable in stock shall be subject to the restrictions. At the expiration of the restriction period, a stock certificate free of all restrictions for the number of Shares of Restricted Stock vested shall be registered in the name of, and delivered to, the Participant or, subject to the termination provisions below, to the Participant’s estate.

C.	Vesting. The Committee shall determine the restriction period, provided that (i) Restricted Stock grants which are time-based shall vest ratably over a period of not less than three years (1/3 on each of the first, second and third grant date anniversaries), each such year to be considered “Vesting Year” and (ii) Restricted Stock grants which are performance-based shall vest over a period of not less than one year.

D.	Termination of Employment.

(1)	Retirement, Death, Disability, Termination with Consent. Unless otherwise determined by the Committee, a prorated number of the shares of Restricted Stock scheduled to vest during the Vesting Year will vest, based upon the number of complete months worked during the Vesting Year in which the Participant’s termination of employment occurs by reason of Retirement, death, Disability or Termination with Consent. The prorated award will be calculated and delivered upon termination. The remaining unvested shares are forfeited.

(a)	Example: If the 1/3 ratable vesting for Vesting Year 3 is 1000 shares for Award 1, 1000 shares for Award 2, and 1000 shares for Award 3 and if the Participant terminates employment by reason of Retirement six months following the Award 3 grants, the Participant is entitled to vesting of 1/2 of all grants that would have vested at the end of the Vesting Year during which he or she retires (Vesting Year 3 in this example), or 1500 shares. This example focuses only on the shares that would vest during Vesting Year 3; however, another 3000 shares would have vested in the aggregate following Vesting Years 1 and 2, for a total of 4500 shares vesting under the Awards 1, 2 and 3.

(2)	Termination without Consent and Termination for Cause. Unless otherwise determined by the Committee, unvested shares of Restricted Stock are forfeited if termination of employment is due to Termination without Consent or Termination for Cause.

E.	Change of Control. If a Change of Control (as defined in Section 4.(F)(1) hereof) occurs, all Shares of Restricted Stock vest immediately, without regard to the Participant’s continued employment or termination thereof.

6.	Performance Awards.

A.	Performance Periods. Each Performance Period will be approximately three years in length and may overlap with the Performance Periods for the prior year and subsequent year Performance Award grants, if any. Each Performance Period will begin on the third business day following the public release of the Corporation’s earnings for the final quarter of its fiscal year (the “Prior Year”) immediately preceding the beginning of the Performance Period and shall end on the twelfth business day following the public release of the Corporation’s earnings for the final quarter of the third fiscal year succeeding the Prior Year (the approximate three year period is referred to herein as the “Performance Period”).

B.	Performance Goal Establishment/Grant Mechanics. The Committee shall establish and approve the Performance Goal and the relevant peer group (the “Peer Group”) for performance comparison purposes at the beginning of each Performance Period. Unless otherwise determined by the Committee at the beginning of the relevant Performance Period, the Performance Goal shall be based upon the total shareholder return performance measure, and the Corporation’s total shareholder return shall be compared to the total shareholder return of the Peer Group for the Performance Period.

C.	Performance Award Grants. At the beginning of each Performance Period, the Committee may grant Performance Awards to Participants for such Performance Period and shall identify for such grants the amount which may be earned based upon the level of achievement attained (the “Target” award, in the case of attainment of the target level of performance).

D.	Performance Vesting.

(1)	Payout Calculation. Payout shall be based upon the relative Annualized Total Shareholder Return (“Annualized TSR”) over the Performance Period.

(a)	Annualized TSR = ((Final Price + all dividends paid during the relevant Performance Period)/Initial Price)^(1/3)-1.

(b)	Initial Price = the Average Window Period Price relative to the final quarter of the Prior Year.

(c)	Final Price = the Average Window Period Price relative to the final quarter of the third fiscal year succeeding the Prior Year.

(d)	Average Window Period Price = The average of the Fair Market Values for each of the ten days during the ten business day period beginning on the third business day following the public release of earnings for the final quarter of a fiscal year.

(2)	Payout Basis. Payout will be based upon the Corporation’s calculated Annualized TSR compared to the statistical Annualized TSR for the Peer Group (“Comparative TSR”). Awards will be evaluated based upon the following comparison:

(a)	Comparative TSR = 25th percentile —> 50% of Target (the Threshold/Minimum Award).

(b)	Comparative TSR = 50th percentile —> 100% of Target (the Target Award).

(c)	Comparative TSR = 75th percentile and above —> 200% of Target (the Cap/Maximum Award).

(d)	Interpolation will be used to determine actual awards for performance that correlates to an award between Minimum and Maximum Award levels.

(e)	Award payout will follow the Performance Period (within 2 1/2 months as provided in the Plan) and the Committee’s written certification of achievement of Performance Goals, payable in the form of Shares.

(3)	Peer Group Adjustments. At the commencement of the Performance Period, the Committee may determine that specific guidance be considered in connection with possible adjustments to the Peer Group involved in the calculation of the Corporation’s comparative performance with respect to the Performance Goal during the Performance Period. Any such determination will be in addition to, or will amend if it conflicts with, the following guidelines, which will be used in connection with the calculation:

(a)	If a Peer Group Company becomes bankrupt, the bankrupt company will remain in the Peer Group positioned at one level below the lowest performing non-bankrupt Peer Group Company. In the case of multiple bankruptcies, the bankrupt companies will be positioned below the non-bankrupt companies in reverse chronological order by bankruptcy date.

(b)	If a Peer Group Company is acquired by another company, the acquired Peer Group Company will be removed from the Peer Group for the entire Performance Period.

(c)	If a Peer Group Company sells, spins-off, or disposes of a portion of its business, the selling Peer Group Company will remain in the Peer Group for the Performance Period unless such disposition(s) results in the disposition of more than 50% of the company’s total assets during the Performance Period.

(d)	If a Peer Group Company acquires another company, the acquiring Peer Group Company will remain in the Peer Group for the Performance Period.

(e)	If a Peer Group Company is delisted on all major stock exchanges, such delisted Peer Group Company will be removed from the Peer Group for the entire Performance Period.

(4)	Negative Discretion. The Committee retains negative discretion to reduce any and all Performance Awards to an amount below the amount that would be payable as a result of performance measured against the Performance Goals. The Committee may not increase Performance Awards above the amount payable as a result of performance measured against the Performance Goals.

(5)	Termination of Employment.

(a)	Retirement, Death, Disability, Termination with Consent. Unless otherwise determined by the Committee, a prorated value of the Performance Award will vest based upon the number of complete months worked during the Performance Period, in the event of a Participant’s termination of employment by reason of Retirement, death, Disability or Termination with Consent, excepting any Termination with Consent by reason of disability other than as that term is defined under Section 409A, to be calculated and delivered at the end of the relevant Performance Period, provided that the relevant performance goals are achieved and subject to the Committee’s negative discretion.

(i)	Example: If the Target number of Shares is 1000 shares for Performance Period 1 Awards, 1000 shares for Performance Period 2 Awards, and 1000 shares for Performance Period 3 Awards and if the Participant terminates employment by reason of Retirement six months following the first day of Performance Period 3, the Participant is entitled to vesting of 5/6’s of the Performance Period 1 awards, 1/2 of the Performance Period 2 awards, and 1/6 of the Performance Period 3 awards (or 1500 shares), subject to the Committee’s determination of the payout basis for each Performance Period. That is, the above example assumes that the Committee had determined the Performance Goals had been met at least to the 100% of Target level and that the payout basis was 100% of Target for each period. (Again, the Committee retains its negative discretion with respect to each Performance Period and with respect to each Participant and payments, if any, will be made following the relevant Performance Period.)

(b)	Termination without Consent and Termination for Cause. Unless otherwise determined by the Committee, Performance Award will be forfeited if a Participant’s termination of employment is due to Termination without Consent or Termination for Cause.

(6)	Change of Control. If a Change of Control (as defined in Section 4.(F)(1) hereof) occurs, all Performance Awards vest immediately at the greater of 100% of Target and actual performance over the abbreviated Performance Period without regard to the Participant’s continued employment or termination thereof.